EXHIBIT 14.1

CODE OF ETHICS OF TEXAS INDUSTRIES, INC. FOR THE CEO AND

SENIOR FINANCIAL OFFICERS

Texas Industries, Inc. (the “Company”) has a Code of Ethics applicable to all employees and its directors included in the Human Resources Policy Manual. The Chief Executive Officer (the “CEO”) and all senior financial officers, including the Chief Financial Officer (the “CFO”), the Vice President-Controller, and the Vice President-Accounting and Information Services, are bound by the provisions set forth therein relating to honest and ethical conduct, conflicts of interest and compliance with all laws. In addition to the Code of Ethics, the CEO and Senior Financial Officers are subject to the additional specific policies set forth below. If the CEO, the CFO, the Vice President-Controller or the Vice President-Accounting and Information Services has a reporting obligation under any policy set forth below, they must promptly bring the matter to the attention of internal audit and the Audit Committee. If any other Senior Financial Officer has a reporting obligation under any policy set forth below, such Senior Financial Officer must promptly bring the matter to the attention of (A) his or her immediate supervisor and internal audit or, if appropriate, (B) the Audit Committee. For the purposes of these additional specific policies, the term “Senior Financial Officer” shall mean the CFO, Vice President-Controller, Vice President-Accounting and Information Services, executive officers who are responsible for an operating division, and operations and staff officers who perform or supervise any finance, accounting, tax or control function.

1.	The CEO and all Senior Financial Officers are responsible for full, fair accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to report any untrue statement of material fact and any omission of material fact of which he or she may become aware pertaining to information prepared by him or her or associates in his or her area(s) of responsibility that affect the disclosures made by the Company in its public filings.

2.	The CEO and each Senior Financial Officer shall report any information he or she may have concerning (a) significant deficiencies in the design or operation of disclosure and internal controls which could adversely affect the ability of associates in his or her area (s) of responsibility to record, process, summarize and report financial data or (b) any actual or potential fraud, whether or not material, that involves any associate who has a significant role in his or her area’s internal controls.

3.	The CEO and each Senior Financial Officer shall report any information he or she may have concerning any violation of these specific policies and the Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships involving any associate who has a significant role in his or her area’s financial reporting, disclosures or internal controls.

4.	The CEO and each Senior Financial Officer shall report any information he or she may have concerning indications or evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

5.	The Audit Committee shall cause appropriate actions to be taken in the event of violations of these policies. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these policies, including, among other things, disciplinary action up to and including termination of employment.